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                                                                Exhibit 99(D)(2)




                     A.G. SPANOS RESIDENTIAL PARTNERS - 86,
                        A CALIFORNIA LIMITED PARTNERSHIP
                      1341 WEST ROBINHOOD DRIVE, SUITE B-9
                          STOCKTON, CALIFORNIA  95207
                         NOTICE OF CONSENT SOLICITATION


To the Unitholders of Prudential-Bache/A.G. Spanos Genesis Income Partners L.P.,
I:

          NOTICE IS HEREBY GIVEN to the holders (the "Unitholders") of the units of limited partnership interest (the "Units") in Prudential-Bache/A.G. Spanos Genesis Income Partners L.P., I, a Delaware limited partnership (the "Partnership"), that A.G. Spanos Residential Partners - 86, A California Limited Partnership ("Spanos") is soliciting written consents (the "Consents") to approve a plan of action (the "Plan") which includes (i) the sale of substantially all of the assets of the Partnership in a public auction, (ii) the amendment of the Amended and Restated Agreement of Limited Partnership of the Partnership to permit an affiliate of Spanos to bid for, and if successful to purchase, one or more of the Partnership's real properties and (iii) the complete termination and liquidation of the Partnership, resulting in cash distributions to the Unitholders, Special Limited Partners and General Partners, all as more fully described in the accompanying Solicitation Statement.
Although the Plan is a single proposal which must be approved by Unitholders holding a majority of the Units, Unitholders may indicate approval, disapproval or abstention with respect to each of the three elements of the Plan. However, the

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Plan will not be implemented unless Unitholders holding a majority of the Units approve all three elements.

          Only Unitholders of record at the close of business on April 1, 1998 are entitled to notice of the solicitation of Consents and to give their consent to the Plan. In order to be valid, all Consents must be received before the earlier of (a) the date (not prior to May , 1998) upon which Spanos has received Consents from Unitholders owning a majority of the outstanding Units or (b) 10:00 a.m. California time on June 30, 1998 (unless such date or time is extended, in the sole discretion of Spanos, by notice to all Unitholders). The approval will be obtained through the solicitation of written Consents, and no meeting of Unitholders will be held. Skinner & Co. has been retained as a soliciting agent, to assist Spanos in soliciting Consents. A Consent may be revoked by written notice of revocation or by a later dated action containing different instructions received by Skinner & Co. at any time on or before the expiration of the time by which the Consent card must be received.

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          YOUR APPROVAL IS IMPORTANT.  PLEASE READ THE SOLICITATION STATEMENT
CAREFULLY AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT CARD AND RETURN IT IN THE SELF-ADDRESSED PREPAID ENVELOPE. Any Consent card which is signed and does not specifically disapprove the Plan will be treated as approving the Plan. Your prompt response will be appreciated.

Dated: April __, 1998            A.G. SPANOS RESIDENTIAL PARTNERS
                                 -86, A California Limited
                                 Partnership, General Partner

                                 By AGS Financial Corporation,
                                     General Partner


                                 By ____________________________
                                    Arthur J. Cole
                                    President


                                 By A.G. Spanos Realty, Inc.,
                                     General Partner


                                 By ____________________________
                                    Arthur J. Cole
                                    Vice President

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